Exhibit 10.6
FIRST PLACE FINANCIAL CORP.
CHANGE IN CONTROL SEVERANCE AGREEMENT
     This Agreement is made effective as of                     , and is entered into by and among FIRST PLACE FINANCIAL CORP. (the “Holding Company”), a corporation organized under the laws of the State of Delaware, with its principal office at 185 East Market Street, Warren, Ohio 44481, and                                          (“Executive”). The term “Bank” refers to First Place Bank, a wholly owned subsidiary of the Holding Company or any successor thereto.
     The Holding Company and Executive are parties to a Change in Control Agreement dated                                         . The Holding Company and Executive have agreed to terminate that agreement and replace that agreement with this Change in Control Severance Agreement (“Agreement”).
     The parties agree as follows:
1. Term of Agreement. The initial term of this Agreement shall continue in effect for two (2) full years from the above effective date.
2. Extension of Term. Commencing on the effective date of this Agreement, the term of this Agreement shall be extended one day each day until such time as the Board of Directors of the Holding Company (“Board”) or Executive elects not to extend the term of the Agreement by giving written notice, in which case the term shall be fixed and shall end on the second anniversary of the date of such written notice.
3. Change in Control followed by Termination of Employment. Upon occurrence of a Change in Control of the Holding Company followed by termination of Executive’s employment with the Holding Company or the Bank within two (2) years following the Effective Date of the change in control, the provisions of Section 5 shall apply unless such termination is because of death, disability, retirement, or Termination for Cause. Upon the occurrence of a Change in Control, Executive may elect to terminate his or her employment in the event that Executive suffers any of the following within two (2) years following the Effective Date of the change in control: (i) any material demotion, loss of title, office, or significant authority or responsibility, (ii) any material reduction in annual compensation or benefits, (iii) relocation of Executive’s principal office if the relocation increases Executive’s one-way travel distance to the office by more than 50 miles, (iv) failure by the Holding Company to obtain satisfactory agreement from any successor to assume the obligations and liabilities of this Agreement. Such election by Executive to terminate the employment shall be deemed an involuntary termination provided that (i) Executive provides notice to the Holding Company of the existence of one of the conditions described above within ninety (90) days of the initial existence of the condition, and the Holding Company shall be provided with a period of thirty (30) days during which it may remedy the condition and not pay the payments or continue the insurance coverage as set forth below, and (ii) the date of termination is within two (2) years of the initial existence of the condition.

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4. Definitions.
     (a) Change in Control. A “Change in Control” of the Holding Company or the Bank shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Holding company within the meaning of the Home Owners’ Loan Act of 1933, as amended, the Federal Deposit Insurance Act, or rules and regulations of the Office of Thrift Supervision (“OTS”) (or its predecessor agency), as in effect on the date of this Agreement (provided, that in applying the definition of change in control as set forth under the Rules and Regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 50% or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company or its subsidiaries; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding company’s stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity. Notwithstanding the foregoing, “Change in Control” shall not include a transaction in which First Place Bank merges with and into another savings association or bank that is also a wholly owned subsidiary of First Place Financial Corp. and the following conditions are met: (i) the name of the surviving entity is First Place Bank or is changed to First Place Bank upon the closing of the merger; (ii) the headquarters of the surviving entity is located in, or relocated to, Warren, Ohio; (iii) the individuals constituting the board of directors of First Place Bank before the transaction are elected to be the members of the board of directors of the surviving entity; (iv) Executive is elected to a senior officer position with the surviving entity, and such position and the corresponding title are the same as or equivalent to the position and title held by the Executive immediately prior to the transaction; and (v) the surviving entity continues to be bound by all of the terms and conditions of this Change in Control Severance Agreement or the surviving entity and Executive enter into a new Change in Control Severance Agreement with substantially the same terms and conditions as this Agreement.
     (b) Termination for Cause. “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, conduct damaging the reputation of the Holding Company or the Bank, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any final cease and desist order, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for

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Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Upon determination by the Board, the Holding Company’s obligation to pay Executive through the Date of Termination may be subject to offset depending on the facts and circumstances constituting Cause. Executive shall not have the right to receive compensation or other benefits for any period after the Date of Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 6 hereof through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Holding Company, or any subsidiary or affiliate thereof, vest. At the Date of Termination for Cause, such stock options and related limited rights and such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Date of Termination for Cause.
5. Termination Benefits. Upon the occurrence of a Change in Control, followed by termination of the Executive’s employment within two (2) years following the Effective Date of the change in control due to (i) Executive’s election to terminate the employment pursuant to the second sentence of Section 3 above, or (ii) Executive’s dismissal by the Holding Company or the Bank, the Holding Company shall be obligated to Executive as follows:
     (a) Sum Payable. The Holding Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to two (2) times Executive’s average annual compensation for the five most recent taxable years that Executive has been employed by the Holding Company or Bank, or such lesser number of years in the event that Executive shall have been employed by the Holding Company or Bank for less than five years. Such average annual compensation shall include base salary, commissions, bonuses, any other cash compensation, contributions or accruals on behalf of Executive to any pension and/or profit sharing plan, director or committee fees and fringe benefits paid or to be paid to the Executive in any such year. Such payment shall be made (i) not later than the second payroll pay date following Executive’s Date of Termination, or (ii) on the first payroll pay date following the date that is six (6) months after the Date of Termination if, on the date of termination, Executive is a Specified Employee as defined in Internal Revenue Code § 409A, and such code section and the associated regulations so require.
     (b) Life and Medical Insurance Coverage. For a period of twenty-four months from the Date of Termination, the Holding Company shall cause to be continued for Executive life and medical insurance coverage substantially equivalent to the coverage maintained by the Holding Company or the Bank for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Holding Company or Bank employees on a nondiscriminatory basis, and provided that Executive shall continue to contribute to the cost of the coverage, i.e., the cost of premiums, copays, and deductibles, at the same rate as the Holding Company’s or Bank’s then current employees.
     (c) Section 280G. Notwithstanding the preceding paragraphs of this Section 5, in the event that: (i) the aggregate payments or benefits to be made or afforded to Executive, which are deemed to be parachute payments as defined in Section 280G of the Internal Revenue Code of

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1986, as amended (the “Code”) or any successor thereof, (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code; and (ii) if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (i) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (ii) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction among the Termination Benefits shall be determined by the Executive.
6. Notice of Termination.
     (a) Form. Any purported termination by the Holding Company or by Executive in connection with a Change in Control shall be communicated by a written “Notice of Termination” which shall include the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
     (b) Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the instance of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if a dispute regarding the Executive’s termination exists, the “Date of Termination” shall be determined in accordance with Section 6(C) of this Agreement.
     (c) Dispute. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute in connection with a Change in Control, in the event that the Executive is terminated for reasons other than Termination for Cause, the Holding Company will continue to pay Executive the payments and benefits due under this Agreement in effect when the notice giving rise to the dispute was given (including, but not limited to, Executive’s current annual salary) and continue Executive as a participant in all compensation, benefit, and insurance plans in which Executive was participating when the notice of dispute was given, until the earlier of: (1) the resolution of the dispute in accordance with this Agreement; or (2) the expiration of the remaining term of this Agreement. Amounts paid under this Section 6(c) shall be credited against amounts due under this Agreement. In the event of a binding arbitration award or final court judgment, order, or decree finding that Executive was not entitled to such payments, Executive shall refund to the Bank the amounts paid under this Section 6 (c).

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7. Source of Payments. All payments provided in this Agreement shall be paid in cash or check from the general funds of the Holding Company.
8. Effect on Prior Agreements and Existing Benefit Plans. This Agreement contains the entire understanding between the parties hereto and supersedes any prior change in control agreement or change in control severance agreement between the Holding Company and Executive. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Holding Company or its subsidiaries or affiliates or shall impose on the Holding Company or its subsidiaries or affiliates any obligation to employ or retain Executive in its or their employ for any period.
9. No Attachment or Assignment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
10. Successors. This Agreement shall be binding upon, and inure to the benefit of, Executive, the Holding Company, and their respective successors and assigns.
11. Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
12. Effect of Action Under Bank Agreement. Notwithstanding any provision herein to the contrary, to the extent that payments and benefits are paid to or received by Executive under any change in control severance agreement between Executive and the Bank, the amount of such payments and benefits paid by the Bank will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement.
13. Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
14. Headings for Reference Only. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references to the masculine shall apply equally to the feminine.
15. Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

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16. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Holding Company’s main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
17. Payment of Costs and Legal Fees. All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Holding Company if Executive is determined to be the prevailing party in a legal judgment, arbitration award, or settlement agreement.
18. Indemnification. The Holding Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law and as provided in the Holding Company’s certificate of incorporation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, and attorneys’ fees and the cost of reasonable settlements.
19. Successor to the Holding Company. The Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all of the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Holding Company’s obligations under this Agreement, in the same manner and to the same extent that the Holding Company would be required to perform if no such succession or assignment had taken place.

FIRST PLACE FINANCIAL CORP.	EXECUTIVE

Steven R. Lewis,
President and Chief Executive Officer

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